EXHIBIT 5.1

Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103-2921 Tel. 215.963.5000 Fax: 215.963.5001 www.morganlewis.com

May 16, 2006

NutriSystem, Inc.

300 Welsh Road, Building 1, Suite 100

Horsham, Pennsylvania 19044

Re:	NutriSystem, Inc.

Registration Statement on Form S-8 Relating to the

NutriSystem, Inc. 2000 Equity Incentive Plan for Employees

Ladies and Gentlemen:

We have acted as counsel for NutriSystem, Inc., a Delaware corporation (the “Company”), in connection with the filing of the above-referenced Registration Statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission. The Registration Statement relates to 500,000 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company, issuable under the NutriSystem, Inc. 2000 Equity Incentive Plan for Employees (the “Plan”).

In connection with this opinion letter, we have examined an original or copy of (1) the Plan; (2) the Registration Statement; (3) the Company’s Certificate of Incorporation, as amended to the date hereof; (4) the Company’s Bylaws; (5) certain resolutions of the Company’s Board of Directors relating to the Registration Statement; and (6) such other documents as we have deemed appropriate for purposes of the opinion set forth herein.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares to be originally issued by the Company to participants under the Plan have been duly authorized by the Company and, when issued and delivered by the Company to participants in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP